Sunworks Appoints Charles F. Cargile as Chief Executive Officer

Roseville, CA – March 29, 2017-- Sunworks, Inc. (NASDAQ; SUNW), a leading provider of solar power solutions, today announced the appointment of Charles (“Chuck”) F. Cargile as Chief Executive Officer, effective immediately. Mr. Cargile succeeds James Nelson, who has served as the Company’s Chairman and Chief Executive Officer since 2010. Mr. Nelson will continue as Chairman of the Board of Directors.

Mr. Cargile has served as an independent director of Sunworks since September 2016. He brings more than 20 years of public company experience to Sunworks’ management team including an extensive background in financial and strategic planning, operations and capital structure management.

“We are pleased to have Chuck lead the company as we move into the next stage of our company’s evolution and further scale our business to accelerate profitable growth,” said Mr. Nelson. “Chuck is an accomplished, results-driven executive with more than two decades of operating experience executing corporate strategies for publicly traded companies. He has a deep understanding of our business and a strong track record of leading organizations experiencing significant growth. As CEO, Chuck will be intently focused on developing the infrastructure and organizational discipline necessary to capitalize on our exceptional growth opportunities and will greatly augment our world class solar team. I am confident that under Chuck’s leadership, we will continue to build upon our company’s strengths and drive long-term, profitable growth and enhanced shareholder value.”

“During my time on the Sunworks’ Board, I have gained an intimate understanding of where the company is today and more importantly, where we are headed,” commented Mr. Cargile. “Under Jim’s leadership, Sunworks has become one of the fastest growing solar system providers in the United States. He drove the strategic scaling of the business through acquisitions and organic growth and cultivated a strong organizational culture that prioritizes customer satisfaction. I am eager to work with the outstanding Sunworks team to deliver industry leading growth in revenue, profit and cash flow.”

Mr. Cargile served as Chief Financial Officer of Newport Corporation, a publicly-traded global supplier of advanced-technology products and systems, for more than 16 years until the company was acquired by MKS Instruments in April 2016 for approximately $1 billion, representing a 40% premium for shareholders. At Newport, Mr. Cargile was responsible for all aspects of finance, accounting, information technology and strategic planning, including mergers and acquisitions. During his time with Newport the company grew revenue from approximately $100 million to more than $600 million. Prior to Newport, Mr. Cargile held a number of executive positions at York International Corporation and Flowserve Corporation.

Mr. Cargile holds a Bachelor of Science degree in Accounting from Oklahoma State University, a Master's degree in Business Administration from the Marshall School of Business at the University of Southern California and a Professional Director Certification from the American College of Corporate Directors.

About Sunworks, Inc.

Founded in 1983, Sunworks, Inc. has emerged as a premier provider of solar power solutions for both consumers and businesses. We're committed to quality construction practices that always exceed industry standards and uphold our ideals of ethics and safety.

Today, Sunworks continues to grow its presence, expanding nationally with regional and local offices. We strive to consistently deliver high quality, performance oriented solutions for the agriculture, commercial, federal, public works, residential, and utility industries. Our dedication to excellence is reflected in our 25-year warranty, a benchmark that we stand by in order to support our customers above and beyond their expectations.

Sunworks fields a diverse, seasoned workforce that includes distinguished veterans who are devoted to providing the very best customer experience. All of our employees, from technicians to executives, uphold our company's guiding principles each day. Sunworks is a member of the Solar Energy Industries Association (SEIA) and is a proud advocate for the advancement of solar power. For more information, visit www.sunworksusa.com

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